Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

June 27, 2017

Safety, Income and Growth, Inc.
1114 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Safety, Income and Growth, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-8, as filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2017 (the “Registration Statement”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 907,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued from time to time pursuant to the Safety, Income and Growth, Inc. 2017 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of rendering this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.  As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan, the Shares will be legally issued, fully paid and non-assessable.

The opinion stated herein is limited to the Maryland General Corporation Law.  We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinion herein stated.  In addition, we have assumed that the resolutions of the Company’s board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued and delivered by the Company and that the Company will take no action inconsistent with such resolutions.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP